Exhibit 12.(a)(1)
Code of Ethics for Principal Officers

I.           Covered Officers and Purpose of the Code

This Code of Ethics applies to the Trust’s Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer(s).  Such persons are referred to in this Code of Ethics as the “Covered Officers.”  The purpose of this Code of Ethics is to promote the following:

a)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b)
Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Trust;

c)	Compliance with applicable laws and governmental rules and regulations;

d)	The prompt internal reporting of violations of this Code of Ethics to an appropriate person or persons identified in the Code of Ethics; and

e)	Accountability for adherence to this Code of Ethics.

II.	Ethical Handling of Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest in any material respect interferes with the interests of, or his service to, the Trust.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940.  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property, other than shares of beneficial interest of the Trust) with the Trust because of their status as “affiliated persons” of the Trust.  The Trust’s and the investment advisor’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code of Ethics does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code of Ethics.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and its investment advisor or administrator, of which the Covered Officers are also officers or employees.  As a result, this Code of Ethics recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the advisor or administrator, as appropriate, or for both), be involved in establishing policies and implementing decisions that may have different effects on the advisor and administrator and the Trust.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the advisor or administrator, as appropriate, and is consistent with the performance by the Covered Officers of their duties as officers of the Trust.  Thus, if performed in conformity with the provisions of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, such activities will be deemed to have been handled ethically.  In addition, it is recognized by the Trust’s Board of Trustees that the Covered Officers may also be officers or employees of one or more investment companies covered by other codes.

1/5

Other conflicts of interest are covered by this Code of Ethics, even if such conflicts of interest are not subject to provisions in the Investment Company Act of 1940 and the Investment Advisers Act of 1940.  The following list provides examples of conflicts of interest under this Code of Ethics, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

In order to ethically handle both actual and apparent conflicts of interest, each Covered Officer must:

a)
Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

b)	Not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer to the detriment of the Trust;

c)
Not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions; and

d)	Report at least annually any affiliations or other relationships related to conflicts of interest that are covered in the Trust’s “Trustees and Officers Questionnaire.”

There are some conflict of interest situations that should always be discussed with the Audit Committee of the Trust if such situations might have a material adverse effect on the Trust.  Examples of these include:

a)	Service as a trustee on the board of any public company;

b)	The receipt of non-nominal gifts (currently gifts in excess of $200);

c)
The receipt of entertainment from any company with which the Trust has current or prospective business dealings, including investments in such companies, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any questions of impropriety;

2/5

d)
Any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment advisor, principal underwriter, administrator, or any affiliated person thereof; and

e)
A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.           Disclosure and Compliance

Each Covered Officer must act in accordance with the following provisions related to disclosure and compliance requirements:

a)	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

b)
Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s trustees and auditors, and to governmental regulators and self-regulatory organizations;

c)
Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and the advisor or administrator, as appropriate, with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Trust; and

d)	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.

IV.           Reporting and Accountability

Each Covered Officer must act in accordance with the following provisions related to reporting and accountability under this Code of Ethics:

a)
Upon adoption of this Code of Ethics (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board of Trustees that he has received, read, and understands the Code of Ethics;

b)	Annually thereafter affirm to the Board of Trustees that he has complied with the requirements of this Code of Ethics;

c)	Not retaliate against any other Covered Officer or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

3/5

d)	Promptly notify the Trust’s Audit Committee if he or she knows of any material violation of this Code of Ethics.

The Audit Committee is responsible for applying this Code of Ethics to specific situations in which questions are presented under it and has the authority to interpret this Code of Ethics in any particular situation.  In addition, the Audit Committee will consider any approvals or waivers sought by a Covered Officer.

The Trust will follow these procedures in investigating and enforcing this Code of Ethics:

a)
The compliance officer of the Trust’s investment advisor (or such other Trust officer or other investigator as the Audit Committee may from time to time designate) (referred to in this Code of Ethics as the “Investigator”) shall take appropriate action to investigate any potential violations that are reported;

b)	If, after such investigation, the Investigator believes that no violation has occurred, the Investigator is not required to take any further action;

c)	Any matter that the Investigator believes is a violation will be reported to the Audit Committee;

d)
If the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board of Trustees, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment advisor, administrator, or their boards; or a recommendation to dismiss the Covered Officer;

e)	The Board of Trustees will be responsible for granting waivers, as appropriate; and

f)	Any changes to or waivers of this Code of Ethics will, to the extent required, be disclosed as provided by rules of the Securities and Exchange Commission.

Any potential violation of this Code of Ethics by the Investigator shall be reported to the Audit Committee and the Audit Committee shall appoint an alternative Trust officer or other investigator to investigate the matter.

V.           Other Policies and Procedures

This Code of Ethics shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies or procedures of the Trust, the Trust’s advisor, principal underwriter, or other service providers govern, or purport to govern, the behavior or activities of the Covered Officers who are subject to this Code of Ethics, they are superseded by this Code of Ethics to the extent that they overlap or conflict with the provisions of this Code of Ethics.  The Trust’s and its investment advisor’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act of 1940 are separate requirements applying to the Covered Officers and others, and are not part of this Code of Ethics.

4/5

VI.           Amendments

Any material amendments to this Code of Ethics must be approved or ratified by a majority vote of the Board of Trustees, including a majority of the Independent Trustees.

VII.           Confidentiality

All reports and records prepared or maintained pursuant to this Code of Ethics will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or regulation or this Code of Ethics, such matters shall not be disclosed to anyone other than the Board of Trustees and the Audit Committee.

VIII.           Internal Use

The Code of Ethics is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

5/5